UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 29, 2014

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-23265	94-3267443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8510 Colonnade Center Drive Raleigh, North Carolina		27615
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 862-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreements

Effective April 29, 2014, Salix Pharmaceuticals, Inc., a wholly owned subsidiary of Salix Pharmaceuticals, Ltd. (“Salix” or the “Company”), entered into amended and restated employment agreements (each, an “Employment Agreement”) with each of the Company’s named executive officers:

•	Carolyn Logan, the Company’s President and Chief Executive Officer;

•	Adam Derbyshire, the Company’s Executive Vice President, Finance and Administration and Chief Financial Officer;

•	William Forbes, the Company’s Executive Vice President, Medical, Research and Development and Chief Development Officer, and

•	Rick Scruggs, the Company’s Executive Vice President, Business Development.

Each officer will continue to receive his or her base salary in effect as of the effective date of the applicable Employment Agreement, which may be changed from time to time in accordance with Salix’s normal business practices. However, each Employment Agreement provides that the officer’s base salary may not be decreased below the officer’s annual salary in effect on the effective date of the applicable Employment Agreement, except for decreases to base salary applied on an equal percentage basis to all of Salix’s employees. The officer may receive a bonus in accordance with Salix’s bonus plan, in the sole discretion of the Board of Directors of the Company, and the officer is entitled to receive all other benefits generally available to executives of the Company.

Each Employment Agreement has no set term and will remain in effect until (1) Salix terminates the officer, whether for “reasonable cause” or not (“reasonable cause” includes when the officer commits gross negligence, fraud, dishonesty or materially or willfully violates any law, or willfully violates any significant written policy of Salix material to Salix, when the officer is convicted of a felony or certain serious crimes involving moral turpitude, when the officer willfully or grossly fails to perform his or her duties, fails to cooperate in a legitimate investigation or an act of intentional conflict of interest which results or is likely to result in material economic damage to Salix), (2) the officer terminates, whether for “good reason” or not (“good reason” includes material diminution in duties, a reduction in the officer’s salary or benefits if not similar to all other executives, failure to pay the officer due compensation, relocation of the officer or any material breach by Salix of the agreement), or (3) the officer’s death or incapacitating disability.

In the event of termination by Salix without reasonable cause or by the officer with good reason, and if that officer executes and does not revoke a general release of any employment-related claims in Salix’s favor within 60 days after termination of employment, then the officer will be paid his or her then monthly salary for 24 months for Ms. Logan, and 18 months for each of Mr. Derbyshire, Dr. Forbes and Mr. Scruggs. In such event, the officer may also be paid a pro rata portion of his or her bonus, if any, for the year in which termination occurs, as the Compensation Committee of the Board of Directors of the Company determines. In addition, Salix will reimburse the officer, for the same period of time as he or she receives a monthly salary or until the officer begins employment with a subsequent employer, applicable premiums paid by the officer under the Consolidated Budget Reconciliation Act of 1985 as amended (“COBRA”).

In the event of a qualifying termination of the officer, which includes a termination by Salix without reasonable cause or by the officer with good reason, in each case, within 12 months after a “change in control” of Salix (as defined in each Employment Agreement), each officer will be paid a lump sum severance payment within 60 days of termination in an amount equal to 36 months of his or her base salary as of the date of termination and a bonus equal to three times his or her maximum annual target bonus. In addition, each officer will be (1) reimbursed under his or her Employment Agreement for applicable COBRA premiums paid by the officer for 36 months, (2) provided outplacement benefits for six months following such termination and (3) provided certain relocation benefits if such executive had relocated at the request of Salix within 18 months prior to the change in control.

Each Employment Agreement contains restrictive covenants, pursuant to which each officer has agreed not to work for certain competitors of the Company for one year following the date of termination of his or her employment with the Company, except if Salix terminates the officer without reasonable cause or if the officer terminates his or her employment for good reason following a change in control.

This summary of the Employment Agreements are qualified in their entirety by reference to the text of the Employment Agreements, which are included as Exhibits 10.1 through 10.4 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement effective as of April 29, 2014 by and between Salix Pharmaceuticals, Inc. and Carolyn Logan.

10.2	Amended and Restated Employment Agreement effective as of April 29, 2014 by and between Salix Pharmaceuticals, Inc. and Adam Derbyshire.

10.3	Amended and Restated Employment Agreement effective as of April 29, 2014 by and between Salix Pharmaceuticals, Inc. and William Forbes.

10.4	Amended and Restated Employment Agreement effective as of April 29, 2014 by and between Salix Pharmaceuticals, Inc. and Rick Scruggs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2014	SALIX PHARMACEUTICALS, LTD.

	By:	/s/ Timothy J. Creech
Timothy J. Creech
Senior Vice President, Finance and Administrative Services

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement effective as of April 29, 2014 by and between Salix Pharmaceuticals, Inc. and Carolyn Logan.

10.2	Amended and Restated Employment Agreement effective as of April 29, 2014 by and between Salix Pharmaceuticals, Inc. and Adam Derbyshire.

10.3	Amended and Restated Employment Agreement effective as of April 29, 2014 by and between Salix Pharmaceuticals, Inc. and William Forbes.

10.4	Amended and Restated Employment Agreement effective as of April 29, 2014 by and between Salix Pharmaceuticals, Inc. and Rick Scruggs.